EXHIBIT 10.3

THIRD AMENDMENT TO
SHARE SURRENDER AGREEMENT

This Third Amendment to the Share Surrender Agreement is made and entered into as of February 27, 2009, by and between BlackRock, Inc., a Delaware corporation ("BlackRock"), PNC Bancorp, Inc. ("Bancorp"), a Delaware corporation (as successor to PNC Asset Management, Inc., a Delaware corporation ("PAM") under an Assignment and Assumption Agreement entered into as January 14, 2005 (the "Assignment and Assumption Agreement")), and The PNC Financial Services Group, Inc., a Pennsylvania corporation ("PNC").  Bancorp is a wholly-owned subsidiary of PNC.  Capitalized terms used in this Third Amendment and not defined have the meanings set forth in the Amended Share Surrender Agreement (as defined below).

RECITALS

BlackRock, PAM and PNC entered into the Share Surrender Agreement as of October 10, 2002 (the "Share Surrender Agreement"), as amended by the First Amendment to the Share Surrender Agreement as of February 15, 2006, between BlackRock, Bancorp and PNC (the "First Amendment") and the Second Amendment to the Share Surrender Agreement as of June 11, 2007 between BlackRock, Bancorp and PNC (the "Second Amendment" and, collectively with the First Amendment and the Share Surrender Agreement, the "Amended Share Surrender Agreement"), under which PAM agreed to surrender shares of the Common Stock of BlackRock ("BlackRock Stock") held by it to Award Holders under the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the "Plan") and to make available for use in future long-term retention and incentive programs approved by BlackRock to retain BlackRock employees. Bancorp, which now holds the shares of BlackRock Common Stock formerly held by PAM, has, pursuant to the Assignment and Assumption Agreement, assumed and agreed to be liable for all responsibilities, duties, liabilities and obligations of PAM under the Amended Share Surrender Agreement.

BlackRock has entered into an Exchange Agreement with PNC (the "Exchange Agreement") pursuant to which, among other things, on the terms and subject to the conditions set forth therein Bancorp will exchange (the "Exchange") up to 2,940,866 shares of Common Stock for a like number of shares of BlackRock's series C non-voting convertible participating preferred stock, par value $0.01 per share (the "Series C Preferred Stock");

In light of the Exchange, BlackRock, Bancorp and PNC wish to amend the provisions relating to PAM's obligations to make shares available for use to fulfill its obligations under the Amended Share Surrender Agreement.

Accordingly, the parties to this Third Amendment agree as follows:

1.           Amendment to Section 1.1.1 (Defined Terms).  The definition of "Series C Preferred Stock" shall be inserted following the definition for "Plan Period" and prior to the definition for "Vesting Event" (which shall be redesignated as clause (r) of Section 1.1.1) and shall read as follows:

"(q) "Series C Preferred Stock" shall mean series C convertible participating preferred stock, par value $0.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization."

3.           Future Share Surrender Obligations.  (a)  Section 1.2(a) of the Amended Share Surrender Agreement is amended and restated in its entirety to read as follows:

"(a)           The parties hereto agree that upon a Payment Date (as defined in the Plan) PAM shall, and PNC shall cause PAM to, as soon as is reasonably practicable (1)  surrender and assign, transfer, convey and deliver to BlackRock, free and clear of all Encumbrances, all of PAM's right, title and interest to and in such number of shares (i) if prior to February 27, 2009, of Common Stock and (ii) if on or after February 27, 2009, of Series C Preferred Stock (in either case, the "Payment Date Shares"), equal in the aggregate to the lesser of (A) the product of (I) 4,000,000 (as may be adjusted pursuant to Section 1.4.1) multiplied by (II) the Applicable Vesting Percentage and (B) the product of (I) a number of shares of Common Stock and/or Series C Preferred Stock having a value as of the Payment Date equal to the aggregate value of Awards (as defined in the Plan) to be paid to Award Holders pursuant to the Plan, as directed by BlackRock, multiplied by (II) 0.8333; in either case less an aggregate number of shares of Series C Preferred Stock and/or Common Stock having a value as of the Payment Date equal to the amount of federal, state and local taxes BlackRock is required to withhold with respect to the Awards (such shares, collectively, the "Tax Withholding Shares"); and (2)  surrender and assign, transfer, convey and deliver to BlackRock, as directed by BlackRock, free and clear of all Encumbrances, all of PAM's right, title and interest to and in the Tax Withholding Shares.  The Parties hereby agree that for purposes of this Section 1.2, the value per share of Series C Preferred Stock shall be equal to the value per share of Common Stock on such Payment Date."

(b) Section 1.2(b) of the Amended Share Surrender Agreement is amended and restated in its entirety to read as follows:

"(b)           The parties hereto also agree that if, pursuant to Section 1.2(a)(1)(B), PAM delivers a number of shares of Series C Preferred Stock and/or Common Stock to BlackRock on the Payment Date calculated pursuant to Section 1.2(a)(1)(B), in addition, PAM shall, and PNC shall cause PAM to, continue to own a number of shares of Series C Preferred Stock (collectively, the "Remainder Shares") in the aggregate equal to the excess, if any, of (1) 4,000,000 (as may be adjusted pursuant to Section 1.4.1) over (2) the aggregate number of shares of Series C Preferred Stock and Common Stock surrendered on the Payment Date pursuant to Section 1.2(a)(1)(B) (as may be adjusted pursuant to Section 1.4.1).  PAM shall, and PNC shall cause PAM to, make the Remainder Shares available for use in future incentive plans or programs approved by BlackRock's Board of Directors for the benefit of BlackRock employees; provided that any such future plans or programs ("Future Incentive Plans") will have the following characteristics:  (1) grants will be awards measured by, and satisfied through delivery by BlackRock of, a number of shares of Common Stock (regardless of whether the Remainder Shares are Series C Preferred Stock), (2) the vesting of grants will be dependent on BlackRock's achievement of performance goals to be approved by the compensation committee of its Board of Directors, and (3) although the vesting of grants may take place based on achievement of either annual or multi-year performance goals, the grants will finally vest and be paid in not less than three years following the effectiveness of the grant, subject to customary acceleration provisions relating to a change in control of BlackRock.  Subject to the terms set forth in the Second Amendment, BlackRock will not make grants using Remainder Shares under any Future Incentive Plans to the extent that such grants would result in PNC recognizing in the aggregate more than $50 million in expense in any one year as a result of the use of Remainder Shares in Future Incentive Plans.  For the purposes of the prior sentence, the aggregate expense recognized by PNC in any year as a result of the use of Remainder Shares in Future Incentive Plans will equal the sum of

(1) (x) the pre-tax expense recognized by BlackRock (under generally accepted accounting principles as may be applicable to BlackRock from time to time) in such year as a result of the grant, whether in that or prior years, to its employees of awards to be satisfied through the use of the Remainder Shares multiplied by (y) PNC's ownership percentage in BlackRock calculated on the basis used to determine PNC's recognition of BlackRock's income under equity accounting principles, and

(2) the pre-tax expense directly recognized by PNC (under generally accepted accounting principles as may be applicable to PNC from time to time) in such year as a result of its making Remainder Shares available for use by BlackRock in respect of grants, whether in that or prior years, under Future Incentive Programs.

For illustrative purposes only, an example of such calculation is set forth as Exhibit A.

If BlackRock should at any time make grants in excess of this limitation, BlackRock will promptly take whatever steps are appropriate to correct this situation so that PNC is not required to recognize such expense in excess of the $50 million per year maximum. PAM shall, and PNC shall cause PAM to, deliver shares in accordance with the terms of any such Future Incentive Plans that satisfy the criteria set forth herein. Nothing in this Agreement restricts in any way the grant of other incentive awards to BlackRock employees, including other awards using Common Stock other than the Remainder Shares."

(c)           Section 1.3.1 of the Amended Share Surrender Agreement is amended and restated in its entirety to read as follows:

"Covenants of PNC and PAM. PAM and PNC agree that any and all shares of Series C Preferred Stock and Common Stock surrendered and assigned, transferred, conveyed and delivered by PAM to Award Holders and to BlackRock, as directed by BlackRock, pursuant to this agreement shall be contributed free and clear of any and all Encumbrances.  PNC and PAM shall take such steps as may be necessary to assure that at all times PAM directly owns for its own account sufficient shares of Common Stock or Series C Preferred Stock as may be required to be surrendered pursuant to the terms hereof."

3.           Acknowledgement. For the avoidance of doubt, PNC and PAM agree and acknowledge that the Exchange shall not constitute satisfaction of such parties' respective obligations under Section 1.2(a) of the Amended Share Surrender Agreement, as amended hereby.

4           No Other Amendments.  Except as expressly amended by this Third Amendment, the Amended Share Surrender Agreement shall remain in full force and effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Third Amendment as of the date first above mentioned.

BLACKROCK, INC.

By:	/s/ Daniel R. Waltcher
	Name:	Daniel R. Waltcher
	Title:	Managing Director and
Deputy General Counsel

PNC BANCORP, INC.

By:	/s/ George P. Long, III
	Name:	George P. Long, III
	Title:	Assistant Secretary

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Samuel R. Patterson
	Name:	Samuel R. Patterson
	Title:	Controller

Exhibit A:  Illustrative Expense Calculation

Hypothetical 2007 Future Incentive Plan award:

•	BLK undertakes $200 million grant with four-year vesting

•	Hypothetical per share BLK stock price: $150

•	Total shares based on grant and stock price: 1,333,333

BLK Books
BLK annual pre-tax GAAP expense/year	$50,000,000
PNC's hypothetical ownership percentage	34%
Amount calculated under clause (1)	$17,000,000

PNC Books
Remainder shares provided for 2007 grant	1,333,333 shares
Total hypothetical BLK shares outstanding on grant date	130,000,000 shares
% of LTIP	1.0256%
BLK Hypothetical Book Equity at grant date	$8,500,000,000
PNC total pre-tax GAAP expense over vesting period	$87,179,487
Amount calculated under clause (2)	$21,794,872
Total amount counted against $50 million limitation under Section 1.2(b) (i.e., sum of amounts calculated under clauses (1) and (2)):	$38,794,871.79

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